Exhibit 23.14

CONSENT OF ERUDITE STRATEGIES (PTY) LTD.

The undersigned hereby consents to all references to the undersigned’s name and to Erudite Strategies (Pty) Ltd.’s name, and the inclusion and use of the scientific and technical information (the “Technical Information”), including any reserve or resource estimates, from the technical report titled “Molo Feasibility Study - National Instrument 43-101 Technical Report on the Molo Graphite Project located near the Village of Fotadrevo in the Province of Toliara, Madagascar” dated effective July 13, 2017 (the “Technical Report”), including extracts from or summaries of the Technical Information, in the Registration Statement on Form S-4 (No. 333-220899) of NextSource Materials Inc. (the “Registration Statement”), any amendments to the Registration Statement, and the proxy statement/prospectus related to the Registration Statement.

The undersigned further consents to the inclusion, of the statements attributed to Erudite Strategies (Pty) Ltd. concerning the equivalence of the proven and probable reserves reported in the Technical Report to those that would have been reported had the Technical Report been prepared pursuant to the U.S. Securities and Exchange Commission’s Industry Guide 7 standards, in the Registration Statement, any amendments to the Registration Statement, and the proxy statement/prospectus related to the Registration Statement.

October 23, 2017

Erudite Strategies (Pty) Ltd.

/s/ J. K. de Bruin

J. K. de Bruin